EXHIBIT 99.1

Gryphon Gold Corporation

January 5, 2005	NEWS RELEASE 06-01	GGN: TSX

Gryphon Gold Appoints Vice President, Exploration

Denver, CO and Vancouver, BC. Mr. Allen Gordon, President and CEO of Gryphon Gold Corporation (GGN: TSX) is pleased to announce the appointment of Mr. Steven Craig to the position of Vice President, Exploration.

We are fortunate to add Mr. Craig, with his solid Nevada-based track record, to our team at this time as we are substantially expanding our exploration program. This past year (2005) exploration work focused on definition drilling contiguous to the areas of known gold deposits (the Central Borealis); the results of which will be compiled and is expected to be reported during this first quarter. During 2006 the Company plans to continue definition drilling (budgeted at C$1.2 million) and to launch a broader scale district exploration program (budgeted at C$1.7 million) targeting known gold mineralization on the balance of the 23 square mile property.

Mr.  Craig is a senior mineral exploration geologist with 31 years of diversified industry experience. He has been responsible for exploration and an officer of several mining & exploration companies, principally Kennecott Exploration. During his 23 year tenure with Kennecott he held progressively more responsible management and technical positions culminating in Regional Exploration Manager for Nevada & California.

With this focus on gold deposits in Nevada and California he has participated in the team discovery of several important gold deposits including Gemfield and Midway. He is associated with the early discovery and/or development work of Pipeline, Rawhide, Barneys Canyon, Star Pointer, and Briggs gold mines. Mr. Craig earned a M.S. in Economic Geology from Colorado State University and a B.A. in Geology from Western State College.

Dr.  Donald Ranta, who served in the role of Vice President, Exploration since June 2003, will continue as a Director of Gryphon Gold with responsibility for resource expansion, providing guidance and oversight to the evolving Borealis Project as a member of the Project Development, Environmental and Sustainability Committee of the Board, and as the senior Consulting Geologist to the Company.

Gryphon Gold is a Nevada corporation which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

For further information contact:	Allen Gordon, Chief Executive Officer ph. 303-988-5777 www.gryphongold.com

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward looking statements.